EXHIBIT 99.2

To 8-K dated July 25, 2006

Seacoast Banking Corporation of Florida

July 26, 2006

10 am Eastern Time

Operator:

Good afternoon ladies and gentlemen and welcome to the Seacoast’s second quarter earnings release conference call.  At this time all participants are in a listen-only mode.  Later, we will conduct a question and answer session.  Please note that this conference is being recorded.  I would now like to turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you very much and welcome to Seacoast’s second quarter 2006 earnings conference call.  Before we begin, I would like to direct your attention to the statement contained at the end of our press release regarding forward statements.  During this call, we may be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly, our comments are intended to be covered within the meaning of the Act.  We have also posted a few slides on our website which we will refer to in our comments.  Feel free to visit www.seacoastbanking.net and click on presentations at the bottom of the Investor Relations listing to view these slides as we continue with our comments.  With me today is Bill Hahl, our Chief Financial Officer, as well as, Doug Gilbert, Vice Chairman and Chief Credit Officer, and Jean Strickland, our Chief Operating Officer.  All of us will be available to answer questions following our prepared remarks.

Seacoast reported record-breaking operating earnings for the quarter of $7 million dollars or $0.37 per diluted share.  This represents a 12 percent growth in per share earnings over the prior year and a 9 percent growth rate over the first quarter of this year.  These numbers exclude merger and other nonrecurring charges primarily related to the acquisition and integration of Big Lake Financial Corporation which closed during the quarter.  Another key accomplishment this past quarter was the completion of the integration of Big Lake which occurred last month.  This integration has gone very well and we want to sincerely thank the many associates who worked hard on this important project.

During the quarter we also completed a total re-branding of our principal banking subsidiary from First National Bank and Trust Company of the Treasure Coast to Seacoast National Bank. This local re-branding was necessitated by our movement into new markets and will help position us in a stronger more unique way as we move forward.  Bill is now going to speak to us a little bit about some of the financial highlights for the quarter and then I will return for a few concluding remarks.  Bill.

Bill Hahl:

Okay thanks Denny.  As Denny mentioned, I am going to refer to some of our slides posted for the call this morning and I am going to start with the total revenue slide.  Total revenues increased in the second quarter compared to last year by 32 percent.  Net interest income increased to 34½ percent as a result of continued organic loan growth, better mix, loan mix, and increased earning assets as a result of the Big Lake acquisition.  We continue to see the powerful benefits from increasing our loan-to-deposit ratio from below 50 percent about two years ago to over 80 percent in the second quarter 2006.  This has been accomplished by increasing our capabilities to produce both commercial and commercial real estate loans, through our expanding footprint into larger metro areas like Palm Beach and Orlando.  Ending loans outstanding now comprise 73 percent of earning assets, up from 65 percent at year-end and 21½ percent linked quarter annualized excluding the Big Lake loans.  As incremental revenue from loan and earning asset growth are realized, and with continued strong fee based revenues, the stage is set for record full-year 2006 operating profits.

Contributing to the growth in net interest income, the net interest margin has improved over the last six consecutive quarters, increasing a total of 13 basis points in the second quarter as a result of improving earning asset mix and maintaining a very favorable deposit mix, emphasizing low cost interest bearing core deposits and noninterest bearing demand deposits.  While most competitors in the market have experienced negative core deposit growth in the second quarter, we believe that our relationship banking strategy allowed our core deposits, excluding Big Lake, to remain flat with the first quarter 2006.  However, as we indicated last quarter, overall costs of deposits, as a result of a change in mix of deposits, did increase 28 basis points in the second quarter to 1.99 percent compared to 1.71 percent for the first three months of 2006.

Also contributing to the total revenue growth, noninterest income excluding swap security gains and losses, rose 22 percent compared to last year’s second quarter with approximately 14 percent being contributed by the Big Lake acquisition.  On a linked quarter basis without Big Lake, noninterest income rose 32 percent annualized.  Revenues from wealth management fees were solid for the second quarter, increasing an unusually strong 24 percent linked quarter unannualized.  Over the long term, wealth management fees have grown at an 8 to 10 percent compounded rate annually, and there were a few transactions in the second quarter that made the wealth management fees considerably higher as shown in the results.  All other fee-based businesses showed modest increases from the first quarter of 2006.

Moving to another slide we posted for the call that shows our overhead over the past nine quarters, since 2004 we have opened branches and a loan production office in Palm Beach County and expanded into Brevard County with a loan production office.  The additional overhead initially increased the overhead ratio into the mid-sixties, consistent with our expectations and past experience with other expansions.  The acquisition of Century National last year and Big Lake this quarter has helped to lower this ratio by increasing gross revenues without significant overhead additions.  Further, if we achieve our strategies and planned income objectives as we open one to two additional branches per year, we believe the overhead ratio will continue to move lower by 1 to 2 percent throughout the next two years as we move to improve operating efficiency driven by strong gains in revenues and combined with favorable expense trends.  Favorable expense trends going forward will be derived from cost savings and planned efforts to streamline operations.

Next, I will refer to our slide for loan growth.  Loans have increased in the existing markets by 23 percent over the last 12 months.  That I would say is very consistent with what our expectations were in the first quarter.  Total loan growth was $466 million, including the Big Lake acquired loans, for a 41 percent increase.  The markets we operate in are some of the most desirable in the state of Florida and continue to grow producing strong lending opportunities.  Commercial and commercial real estate originations by quarter are shown in another slide we have posted and they total $223 million for the first six months of 2006 compared to $235 million in 2005, still very strong results for loan production.  However, we continue to think that the total loan outstanding balances will not grow as fast as the current projects are completed and paid off during the remainder of 2006.  However, construction periods have been extended due to the past hurricane impact and so balances are not being paid off quite as fast as originally believed.

Next I will refer to our slide on deposit performance posted on our website.  Ending deposits at June 30, 2006 were flat with the prior year, excluding deposits acquired from Big Lake.  The mix of deposits at June 30, after Big Lake, was consistent with our pro forma expectations that I shared with you last quarter, with 24 percent of ending deposits in noninterest bearing demand and 90 percent of ending deposits comprised of low-cost core deposits.  The company’s cost of interest bearing deposits ranks in the lowest quartile compared to peers and was 86 basis points below the peer average for the first quarter of 2006.  The acquired interest bearing deposits of Big Lake have similar cost profiles and their impact on the overall cost of deposits, as shown in the slide posted for the call, were limited.  As we expected and discussed in the first quarter call, more customers are moving some deposit funds into CDs and this has changed the mix of deposits from 24 percent of total deposits for CDs to 26 percent at quarter-end June 30.  With further Fed rate hikes, it is likely that increases in overall cost of deposits may continue and may slow net interest margin expansion during the third quarter.

Next I will refer to our slide for net interest margin entitled “Net Interest Margin and Net Interest Income”.  The margin increased 38 basis points over the past 12 months.  We have indicated that approximately eight basis points out of the 13-basis point increase during the second quarter resulted from acquisition purchase accounting, and five basis points from positive earning asset mix changes and higher interest rates on floating rate assets.

We also have a couple of slides posted showing our floating rate assets, as well as our prime based loans, which is key to our modeling going forward.  Our modeling, assuming continued loan growth (but at a slower sort of mid-teens type pace as opposed to the 20 plus percent we have experienced so far, and with no Fed action or with 25 to 50 basis points in increases), suggests modest improvements in the margins over the remainder of the year.  With that I will turn it back to Denny for some final comments.

Dennis Hudson:

Thank you Bill.  As you heard, it was a great quarter.  I would like to pause and reflect on our progress over the past 18 months.  Over that period of time there have been many changes that have impacted Seacoast and those changes have had a tremendous impact on our people.  Our people have worked hard and they have continued to produce while we have significantly increased our capacity.  We have seen significant growth in our business as we have expanded into new markets, and we have also benefited from continued population growth in our legacy markets.

Over the past 18 months, we have successfully evolved our earning asset mix to generate increased potential for profitability.  Assets have grown from $1.6 billion at the end of 2004 to $2.4 billion today.  Loans have grown over the same period from a little under $900 million to $1.6 billion; and our net interest margin has grown from 3.89 percent in 2004 to 4.29 percent this quarter.  Overhead has grown too, but our relentless focus on building revenue by building relationships with our customers, and our disciplined acquisition strategy, has more than offset this growth.  In fact, our overhead ratio has gone, as you heard earlier, from around 67 percent in 2004 to 62 percent this past quarter, and per share earnings have grown from $0.24 in the final quarter of 2004 to $0.37 this quarter, a 54 percent increase in 18 months.  So we have seen very significant transformation in our company both in size and geographic reach.

This quarter we completed the integration work related to the Big Lake National Bank acquisition and next quarter we will complete the work related to systems integration at Century National Bank in Orlando.  We have also been hard at work on other changes internally that will build the right support for our community-focused banks and our local CEO’s going forward.  As we are now nearing completion of this work, we will begin to shift our attention to creating greater operating efficiencies going forward.  This effort will begin later this year and we look forward to reporting to you our progress in this area in early 2007.

Seacoast was also presented recently with another even larger opportunity and that is the announcement earlier this month that Harbor Florida Bancshares, headquartered here in our headquarters’ market, will be acquired by Cleveland-based National City Corporation.  Like Seacoast, Harbor enjoys a very strong market presence in our Treasure Coast market.  In Martin County where Seacoast is headquartered, we enjoy a number one position with a 24 percent deposit market share, and Harbor is ranked number seven.  In St. Lucie County where Harbor is headquartered, they enjoy the number one position with 24 percent of the market, and Seacoast is ranked number five.  We think there will be some opportunity to position Seacoast as a strong local bank, particularly in St. Lucie County, as this transaction progresses.  The transaction is expected to close in the fourth quarter of this year.  Integration activities are expected to take place in the first quarter of 2007, including cost reductions of 15 percent of Harbor’s already low overhead ratio which stands at 42 percent.  This will be City National’s first bank acquisition in the state, and it follows an impressive effort over the last few years on the part of other large Ohio-based banks, such as Huntington Bancshares in Columbus and Fifth Third in Cincinnati, to enter Florida.  While we certainly take very seriously the threat this very able competitor brings into our markets, we believe there may be some short-term opportunities created in 2007 and we plan to take advantage of these.  This concludes our prepared remarks.  We’d be happy to take a few questions.

Operator:

Thank you.  We will now begin the question and answer session.  If you have a question, please press star, then one, on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you are using a speaker phone, you may need to pickup the handset first before pressing the numbers.  Once again, if there are any questions, please press star, then one, on your touchtone phone.  We have Barry McCarver from Stephens.  Please go ahead.

Barry McCarver:

Hey, good morning guys.

Dennis Hudson:

Good morning Barry.

Barry McCarver:

Good quarter.

Dennis Hudson:

Thank you.

Barry McCarver:

Denny, I was wondering if you have given any consideration to what National City’s strategy might be and if there would be any significant changes to the competitive nature of Harbor?  In the past I think Harbor has probably been a very good disciplined competitor and nice to have in the market, for the most part, relative to some silly competitors.  Have you thought or heard anything about what NCC might be doing there?

Dennis Hudson:

You know that is a current topic around the bank, and I am sure it is a current topic around many of Harbor’s other competitors as well here in the market.  I think the key point is that Harbor enjoys a very strong reputable position in the communities and has an employee base that is very loyal and hardworking and has been with that company for many years, many of them for their whole careers.  So I think any changes that are made—and there certainly will be changes—will be impactful in the short-term and create some great opportunities for us.  I think your comments are probably more directed longer term.  National City brings in a wealth management capability that Harbor didn’t have and a breath of services that they didn’t have, but I would remind you these are still very thin markets here in the Treasure Coast.  I know NCC in their slide presentation made some comments about workplace banking services that they offer; but there are no large employers in these markets, so I am not sure how appropriate that will be as it applies to these markets.  But it’s something that is a current topic and we’ll continue to focus on taking as much advantage of it as we can going forward.

Barry McCarver:

Okay, and then secondly, taking a look at your efficiency ratio—very strong in the quarter—I am wondering how much of Big Lake’s expenses you were able to dry out on the close and what we should expect going forward?

Dennis Hudson:

Actually probably a bigger driver to that ratio was the revenue growth, wouldn’t you think, Bill?

Bill Hahl:

Yes.

Dennis Hudson:

Over this last quarter—Bill is agreeing with me—very little on the way of net, net, net cost-out from the Big Lake acquisition.  We said in the beginning that we did not need cost-outs to justify the transaction.  They are very, very strong in their markets around the Lake with great deep relationships that they have built with their customer base, and we don’t want to mess that up in any way, so we are very carefully looking at efficiencies over a broader base going forward.  But very little of that was actual cost-outs.

Barry McCarver:

Okay, thanks a lot guys.

Dennis Hudson:

Thanks Barry.

Operator:

The next question comes from James Record from Sterne Agree.  Please go ahead.

Dennis Hudson:

Hello there.

James Record:

Hi guys, nice quarter.

Dennis Hudson:

Thanks.

James Record:

Hey, could you give—I just want to make sure I am clear on sort of the non-core expenses during the quarter—you had $304,000 pre-tax associated with the name change, is that right?

Bill Hahl:

Yes.

James Record:

And would that be in other expense, other, other?

Bill Hahl:

Well some of it will be depreciation write-off on signage; and yes, I would say the vast majority would be in the other, other.

James Record:

And then what were your pre-tax merger charges in addition to that?

Bill Hahl:

I believe they were like $576,000.

James Record:

Okay that is pretax?

Bill Hahl:

Yes.

James Record:

And where do those fall, salaries?

Bill Hahl:

Yes, some were in salaries, some were in outsourced data processing.

James Record:

Okay.

Bill Hahl:

…conversion fees, that type of thing.

James Record:

All right that is helpful.  Could you just comment on what Big Lake reported in terms of absolute quarter deposit numbers? Before the acquisition closed, I thought they had about $250 million in non-CD deposits, but that does not really match with sort of your increase linked quarter in core deposits.  I don’t know if there is something that was missing from the deposit side.

Bill Hahl:

Yes, well what’s happened with them—just like I think we reported in the first quarter—they do have large deposit balances with public funds, and there were seasonal changes in those balances from the acquisition date to June 30.  So the June 30 numbers for core deposits are lower and that is really what we were comparing was the lower balances.

James Record:

Okay, thank you.  I will get off the line, but could just comment quickly on your progress as far as loan growth in Orlando?—and thank you.

Dennis Hudson:

Jean, do you want to address that?

Jean Strickland:

The team in Orlando has been focused on maintaining the client base there, as we work towards the systems integration that will happen in mid August—and they have done a great job. They have continued actually to grow both loans and deposits while we have been working through and towards this integration.  They have done everything we have asked them to do, and so we feel that we will be well positioned after we get through this more in-house effort on leveraging what we have there.

Dennis Hudson:

Having said that, there has been, as Jean said, both loan growth and deposit growth; and we still have great potential out in 2007 and beyond.  If the moderator can take another question….

Operator:

Okay we now have John Pandtle from Raymond James.  Please go ahead.

John Pandtle:

Thank you and good morning.

Dennis Hudson:

Good morning John.

John Pandtle:

My question relates to the securities portfolio and the earning asset ratio.  Bill, did Big Lake change the cash flow schedule for the average life of the portfolio much?  Where I am heading with the question is—how much room do you have to continue to redeploy the cash from securities into loan growth going forward?

Bill Hahl:

Not really—there was no significant change as a result of the acquisition as far as the overall life.  We are going to continue to see the amortization of the investment portfolio at somewhere between $10 and $12 million.  I think the last time I looked at it on a 12-month going-forward basis it averaged more like $15 million…

Dennis Hudson:

Per month

Bill Hahl:

….Yes, but we are going to have some months that are going to be around $10 to $12 million.  So all of that is going to be deployed once we fully integrate with our affiliate, Century National.  I think you see on the balance sheet that we have $100 million in Fed Funds availability as well to deploy back into the loan portfolio.

John Pandtle:

Okay, and have you calculated on average what kind of spread pickup you are getting as you move from securities into loans?

Bill Hahl:

Yes, for the security portfolio for June, average yield was 4.40 percent and the loan portfolio was just a little bit south of 7.60 percent.

John Pandtle:

All right, so it clearly helps your margin going forward?

Bill Hahl:

Yes.

John Pandtle:

Very good, thank you.

Operator:

We now have David Bishop from Stifel Nicholas.  Please go ahead.

David Bishop:

Hey, good morning gentlemen.

Dennis Hudson:

Good morning David.

Bill Hahl:

Good morning.

David Bishop:

A question for you in terms of the Century system conversion there—can we expect that it will have any sort of meaningful impact in terms of the efficiency ratio?  What do you expect for a run rate, or is that more operational in nature?

Dennis Hudson:

It will be operational in nature, with no impact whatsoever on the overhead ratio.  If you looked at that subsidiary, they operate with a remarkably low overhead—I think now—Jean—under 40 percent?

Jean Strickland:

Yes, right around 40 percent.

Dennis Hudson:

Yes, right around 40 percent.

Jean Strickland:

It is incredible.

Bill Hahl:

Well having said that…obviously moving from a stand alone system to a fully integrated system, there is a modest amount of expense reduction, but it is not going to have much impact on the overhead ratio.

Dennis Hudson:

Our comments on overhead earlier in the call relate to just looking at our overall company-wide overhead in a lot of areas of the company. As we have grown and expanded, I think that is where the focus needs to be going forward.

David Bishop:

Regarding the commercial loan pipeline, commercial real estate pipeline, obviously there is a lot of focus on the slowdown of the residential construction market down there.  Can you make some comments regarding the outlook in terms of your legacy regions and then just some of the new markets?  What you are seeing with the commercial loan pipeline/demand?

Dennis Hudson:

Doug, did you want to comment on that?

Doug Gilbert:

Well, at this particular setting, we still have a very substantial pipeline.  Of course we are seeing some evidence of slowdown in the markets, both on the residential and commercial side, but at this juncture our pipeline is still strong, and we still find that we are getting more than a lion’s share of business that is out there.  But there is no question there has been some slowdown in both sectors.

Dennis Hudson:

And we have certainly seen in the last several quarters a very dramatic slowing versus a year ago in our numbers in the residential consumer loan portfolio as that has declined and that is indicative of what Doug said.

David Bishop:

Okay.  Just one housekeeping item, in terms of the effective tax rate this quarter, there was a nondeductible merchant charge that ticked up about a percent or so.  Should we continue the normal 36.2 percent, low 36 percent rate, going forward?

Bill Hahl:

Gees…I don’t know of any cause for that David.  I will have to get back to you on that.

David Bishop:

I can follow up offline.

Bill Hahl:

Okay.

Operator:

Okay, our next question comes from David Homler from Oppenheimer.  Please go ahead.

David Homler:

Hi, good morning guys.

Dennis Hudson:

Good morning.

Bill Hahl:

Good morning.

David Homler:

I just wanted to talk a little bit more about deposits.  You mentioned earlier that, excluding the Big Lake financial numbers, Seacoast’s core numbers were flat linked quarter, and I am just wondering what you guys are seeing in terms of pricing competition, or are you guys being less aggressive on the pricing?  How should we think about it going forward?

Dennis Hudson:

Well, I want to weigh in with a couple of global comments, and Bill can give you some more color on it.  You need to understand that in the summer for the last two years in these markets we were very positively impacted by three major hurricanes that crisscrossed our markets and those hurricanes had a somewhat significant impact on our deposit growth.  This summer we are experiencing what I would characterize as a more traditional sort of a deposit fluctuation which we had prior to those hurricanes, in which we saw a decline in deposits (if anything) in the summer months.  Add to that the kind of the interest rate environment we are in—which we have talked about earlier in the call—and the potential slowing in the residential real estate market and how that can impact escrow balances and the like, and that gets us to the kind of flat performance here this summer, which is very different than what we saw a year ago.  Bill, do you have any other comments?

Bill Hahl:

No, I think you covered everything.  Going forward, we still look for continued growth from the newer markets, and any new markets that we are entering, but as Denny mentioned, potentially that may be offset by some core deposit decline in business deposits (escrows, title companies, attorneys, particularly on the residential side) as those wind down to more reasonable levels.

Dennis Hudson:

I know we have indicated in past calls deposit growth expectation overall in the single digits.

Bill Hahl:

Yes in the single digits for the year.

Dennis Hudson:

For the year, but we are probably going through some seasonal aspect right now in the summer months, and you will see that again next quarter.

David Homler:

Okay, great guys.  That is all, thanks.

Operator:

We now have Lauren Johnson from SunTrust Robinson Humphrey.  Please go ahead.

Lauren Johnson:

Yes I just wanted to clarify the earlier question.  Was the $576,000 in pre-tax charges, was that separate from the $304,000 name change charges?

Dennis Hudson:

Yes.

Lauren Johnson:

Okay, thank you.

Operator:

Jed Gore is on line from Sunova Capital.  Please go ahead.

Jed Gore:

Hi, thanks for taking my question.  Very good quarter.  Just a question on efficiency in the context of the slowing growth of the company.  I believe this question has sort of been asked, but I am trying to get a sense of what you think you can do in terms of expense savings.  I know you mentioned you are going to focus on it in the second half of this year, but what’s your sense in terms of dollars or ratio if you have a target for where your efficiency ratio could get to over the next year or so?

Bill Hahl:

I think in my comments I had indicated that collectively looking at the potential we have in terms of this raw-dollar cost—as well as a more robust look at overall operating efficiency for the company, given the fact that we have had these two acquisitions and are now fully integrated—that we expect maybe another 1 to 2 percent over the next couple of years.  So we are at about 61 percent, and I am thinking 58 or 59 percent over the next couple of years, but not a lot of improvement over the next six months.

Dennis Hudson:

I think the key thing we are trying to communicate here is:  first of all we do not have a target number to communicate to you, but we want to make clear that it is an area of focus that will come into view in the next couple of quarters for us internally, and we just want to make sure that we have the right expectation out there.  It is a longer-term project, not something that is expected to dramatically impact the next few quarters.

Jed Gore:

Thank you.

Operator:

We now have Peyton Green from FTN Midwest Securities.  Please go ahead.

Peyton Green:

Hi, good morning.  A couple of questions.  One, in the last quarter and maybe even the quarter before, you gave a little bit more cautious expectation on the lending side of the business, and I was just wondering if you could follow up with a little bit more commentary there?  I think you all referenced a little bit of extension on some of the construction lending that you are doing, but if you could just put that in the proper context that would be great.  Then also, has the pipeline changed in terms of the types of deals that you are doing—whether that is a function of the new markets or the existing markets?  Thanks.

Dennis Hudson:

Doug can comment in a second, but just to be clear, on the last call I think we talked in terms of loan growth in the second half of the year slowing into the teens, which is still great growth.  I guess we are still standing by that, although Bill cautioned you earlier that the slowdown may get pushed out a little bit given for the reasons he earlier expressed.  Doug, are there any other comments there?

Doug Gilbert:

Well I think our pipeline, the makeup of our pipeline, is pretty consistent with what we have seen over the last few years.  We are still seeing a number of project type loans and I don’t think there has been any real change in the makeup of the pipeline.

Peyton Green:

Okay and are you all seeing more deals dropout that aren’t getting done, or do you still feel really good about the nature and the look of the projects?

Dennis Hudson:

Well there is no doubt there are deals on the drawing boards that are now being sidelined because of the concern over a slowing market—and has that impacted us?  No.  Most of our projects Doug and I would say are pretty far along.

Doug Gilbert:

Yes, that’s right.

Dennis Hudson:

But we read about in the press different deals that were speculated about six months ago that are now going on the sidelines.

Peyton Green:

Okay, and so again, when you say slowing into the teens, it is probably not going to slow into the teens at least in the second half—the slowdown would be more of a 2007 factor, not a 2006 one?  Is that fair?

Doug Gilbert:

Not really, we are probably looking at the fourth quarter before we see any slowdown.  I don’t think it will be stretched out to 2007.

Dennis Hudson:

Yes, we really still stand by our “in the teens in the second half”, but it may be a little more skewed to, as Doug said, the tail end of the year, but I think it is definitely slowing.  Our pipelines remain strong, but they are not expanding, and up through a quarter ago I would say they were stronger than they are now. If anything, they just haven’t weakened maybe as quickly as we would have anticipated three months ago

Peyton Green:

Okay, great. And then I think you have done a great job on the M&A transactions that you have done in the last couple years.  What’s the prospect for any more?

Dennis Hudson:

Well, I think Doug has said before, we are always open to talking with other opportunities out there, but we have a very disciplined approach. You know when you have the earnings growth out ahead of us that we feel we have, you are not willing to give that up to get deals done.  So when we find sellers who really buy into our story and our culture and where we are headed as an organization, and bring to the table additional values in that story, it works really well.  We will tell you there have been a number of very brief conversations we have had over the last six months where that just wasn’t there.  We have seen other deals, smaller deals, announced at whopper prices that don’t make a lot of sense.  So they’re out there.  I would say that those environments are still out there.  There are a lot of de novo banks that started up 8 and 10 years ago that are now looking around and very few of them make sense to us.

Peyton Green:

Okay great, thank you very much.

Operator:

We now have John Pandtle on line from Raymond James with a follow up question.  Please go ahead.

John Pandtle:

Guys, thank you.  Denny, you guys have never been one to really redline your capacity.  You have a pretty conservative approach to growth.  I don’t know if I missed it, but can you touch on the progress in Palm Beach and other relatively new offices in the franchise, and how much lending and revenue capacities are in the system, if you will, without having to absorb proportional incremental increases in expenses.

Dennis Hudson:

Oh, that is a good question.  Jean, do you want to update us maybe on how things are going in Palm Beach for example?

Jean Strickland:

Well, we have five offices open now this last quarter with the opening of our headquarters location in Palm Beach County. We are going to sit with that for a while, but we have tremendous capacities there for growth.  It is a very profitable market right now, but the upside is still tremendous.

Dennis Hudson:

We have five offices—to give you a flavor for that we have—five offices open as of right now, a little over $300 million in loans outstanding in the market and a strong deposit base, a big pipeline as well.

Jean Strickland:

There are over $100 million in deposits.

Dennis Hudson:

…Deposits are over $100 million in the market.  I would say the commercial aspects of that story are working very well.  We believe it will continue to work well. The retail store is part of the story, and wealth management is part of a much slower build out.  So while the overall market is very profitable, the individual branches, many of them have a long way to go in terms of the retail support that they will build over time, but that was understood from the beginning.

John Pandtle:

Okay and Denny, do you have a sense for what the efficiency ratio is in that market?  Do you measure market-by-market?

Dennis Hudson:

Yes we do, but you know it is a question of how you define it.

John Pandtle:

Right.

Bill Hahl:

…And the revenues are so strong because of the loans--$300 million in loans is up there—it is a pretty low overhead.

Dennis Hudson:

Lower than the company as a whole.

Bill Hahl:

Yes, in terms of how you allocate the expenses.

Dennis Hudson:

Right, and that is before the central allocation.

Bill Hahl:

Right.

Dennis Hudson:

So it depends on how you want to define all of the above.

John Pandtle:

Okay, well thanks for the follow up.

Operator:

We have David Bishop back on line from Stifel Nicholas.  Please go ahead.

David Bishop:

Hey guys, just one quick follow up in terms of credit quality there.  Obviously reported numbers continue to be (inaudible) there, but any sense in terms of watches or trends, any deterioration you see there? Maybe you can give some commentary on what you are seeing?

Doug Gilbert:

Well, from the standpoint of credit quality, it continues to show improvement.  We don’t see anything on the horizon at this point that causes us any concern whatsoever.  It just keeps improving, and we would like you to know that if you look back over a 10 or 12 year period, there has always been sterling credit quality so to speak.  And we expect more of the same thing.

David Bishop:

Thank you.

Operator:

We have Al Savastano from Janney Montgomery.  Please go ahead.

Al Savastano:

Good morning guys.  How are you?

Dennis Hudson:

Good morning, Al.

Bill Hahl:

Good morning.

Al Savastano:

Just a question on the purchase accounting adjustments.  Could you give us a little more color, if the full impact was in this quarter, and how long that would last?  Anything to get a little more color would be helpful.

Bill Hahl:

Yes, that is a good point.  We are pretty much through most of the purchase accounting adjustments, particularly on the margin side, Al, so we don’t see a lot of change there.  As I mentioned, out of the 13 basis point improvement, about 8 were attributable to that, and 5 to basic same old stuff that we have been doing in terms of loan growth and earning asset mix.  On the expense side, I think we have been through most everything of any significance though.  The core deposit amortization is what it is going to be for the quarter—that’s complete and final.

Dennis Hudson:

So we feel pretty good about the current run rate that you will see in the quarter.  That was a full impact I would point out as we closed April 1, 2006, right?

Bill Hahl:

Right.

Dennis Hudson:

So it had a full impact and the only thing going forward to consider is the fact that the margin expansion in the quarter will not be that going forward because of what Bill just talked about.  So we are looking at we really only had say five basis points of margin expansion unrelated.

Al Savastano:

And just the length, how long will the purchase accounting adjustments remain in the margin?

Bill Hahl:

Oh well, gees, I guess that is probably a good…

Dennis Hudson:

…over the life of the assets.

Bill Hahl:

Yes, over the life of the assets, and it’s a few years—let’s put it that way.

Al Savastano:

So if we look at the loans and the securities, are they going to run up kind of at the same time or be an even flow, or is one going to runoff beforehand and cause a significant movement?

Bill Hahl:

No I don’t think so Al.  It should be an even flow.  If you assume the assets acquired have, just to argue, a seven year average life, that is what it is going to runoff at.  As they runoff and get replaced with new assets, they will be re-priced at that time.

Al Savastano:

Very good, thank you.

Operator:

Thank you.  If there are any further questions, please press star/one on your touchtone phone.  At this time I show no further questions.

Dennis Hudson:

Well thank you very much for attending our conference call.  As always, we’d be happy to talk with you as the quarter progresses and we look forward to speaking with you in our next call which will be in October.  Thank you.

Operator:

Thank you.  That concludes today’s conference.  Thank you for participating.  You may all disconnect.